Exhibit 99.1

CTI BioPharma Appoints Biotechnology Industry Veteran Laurent Fischer, M.D., to Board of Directors

SEATTLE, July 24, 2017 - CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced that Laurent Fischer, M.D. has been appointed a Director of CTI BioPharma effective July 21, 2017. Dr. Fischer has more than 20 years experience in developing and commercializing novel medicines in the biopharmaceutical industry and currently serves as liver therapeutic area head at Allergan following its acquisition of Tobira Therapeutics in 2016 where he previously served as Chief Executive Officer.

“Laurent has significant experience developing and commercializing novel medicines and a track record of creating value for shareholders. We are pleased to have him join the Board and look forward to working with him,” said Adam R. Craig, M.D., Ph.D., President and CEO of CTI BioPharma.

Dr. Fischer was appointed Senior Vice President, Head of the Liver Therapeutic Area at Allergan following the acquisition of Tobira Therapeutics. Dr. Fischer has served as a Senior Advisor on the Frazier Healthcare Partners' Life Sciences team since March 2017. He was previously chairman and CEO of Jennerex, Inc., a company with a first-in-class oncolytic immunotherapy for Liver Cancer acquired for $150 million by Sillajen. He was co-founder, president and CEO of Ocera Therapeutics and held senior positions at DuPont-Merck, DuPont Pharmaceuticals, and Hoffmann-La Roche in liver disease, virology and oncology. Dr. Fischer received his undergraduate degree from the University of Geneva and his medical degree from the Geneva Medical School, Switzerland.

“I look forward to working with the CTI BioPharma team and my fellow Board members on pacritinib and other programs,” said Dr. Fischer. “I am impressed with the commitment of the company to address important areas of unmet medical needs for patients and enhancing shareholder value.”

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

PIXUVRI® is a registered trademark of CTI BioPharma Corp.

Forward-Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations with respect to the potential therapeutic utility of pacritinib, including pacritinib's potential to achieve treatment goals across patients with myelofibrosis, and expectations with respect to the future regulatory and commercialization plans. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers' securities, including risks related to the satisfaction of regulatory and other requirements; the actions of regulatory bodies and other governmental authorities; other clinical trial results; changes in laws and regulations; product quality, product efficacy, study protocol, data integrity or patient safety issues; product development risks; and other risks identified in each of the issuer's most recent filings on Forms 10-K and 10-Q and other Securities and Exchange Commission filings.

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CTI BioPharma Contacts:

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com